Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                              Three Months Ended
                                  March 31,
                              2000         1999
                              ____         ____

Basic EPS Computation
   Numerator:
     Net income              $ 4,588,364    4,578,230
                              ==========   ==========

   Denominator:
     Average common shares
       outstanding            20,356,377   20,614,026
                              ==========   ==========

   Basic EPS                 $      0.23  $      0.22
                              ==========   ==========

Diluted EPS Computation
   Numerator:
     Net income              $ 4,588,364    4,578,230
                              ==========   ==========

   Denominator:
     Average common shares
       outstanding            20,356,377   20,614,026
     Average stock options       104,253      343,796
                              __________   __________
                              20,460,630   20,957,822
                              ==========   ==========
   Diluted EPS               $      0.22  $      0.22
                              ==========   ==========

Note: 1999 amounts are restated for the 10 percent common stock dividend effective in June 1999.